Exhibit 99.1

FOR IMMEDIATE RELEASE

FTI Consulting, Inc. Completes Acquisition of Financial Dynamics

Announces Closing of Senior Note Offering; Increases Credit Facility to $150 Million

BALTIMORE, October 3, 2006 — FTI Consulting, Inc. (NYSE: FCN), the leading global consulting firm to organizations confronting the critical legal, financial and reputational issues that shape their futures, today announced it has held a closing of its offer to purchase privately-held FD International (Holdings) Limited (“Financial Dynamics” or “FD”), a global strategic business and financial communications consulting firm, acquiring approximately 97% of FD’s share capital. FTI expects to complete its acquisition of 100% of FD’s share capital by no later than February 2007.

As previously announced, the purchase price for the acquisition will be approximately $260 million, consisting of up to $215 million in cash, $20 million in notes and deferred purchase obligations and $25 million of restricted FTI stock. It is anticipated that the acquisition will be accretive to FTI’s 2007 earnings per diluted share.

FTI also announced today the closing of its private offering of $215 million of Senior Notes due 2016 at 7.75%. FTI plans to use the net proceeds of the offering of the Senior Notes to finance a portion of the acquisition of FD. The Senior Notes will mature on October 1, 2016 and will rank pari passu in right of payment with all of FTI’s existing and future senior indebtedness and senior in right of payment to all of FTI’s existing and future subordinated indebtedness. FTI will have the option to redeem all or a portion of the Senior Notes at any time on or after October 1, 2011 at specified redemption prices. At any time prior to October 1, 2011, FTI may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of the notes redeemed plus a specified applicable premium. At any time before October 1, 2009, FTI may also redeem up to 35% of the aggregate principal amount of the Senior Notes at a redemption price of 107.75% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds of certain equity offerings.

FTI also announced today that it has amended and restated its revolving credit facility. This amendment increases FTI’s bank credit facility size to $150 million from the previous amount of $100 million, and improves pricing and reduces commitment fees. In addition, the facility, which became effective on September 29, 2006, has been extended and will now expire on September 30, 2011.

Jack Dunn, FTI’s president and chief executive officer, commented, “We are extremely pleased with the acquisition of FD. As we’ve discussed previously, we believe the acquisition accelerates our five-year plan, diversifies our consulting capabilities and provides us with a significant presence outside of the United States. The integration is progressing well, and we have already identified a number of opportunities across both client bases. In addition, the increase of our credit facility combined with the closing of the Senior Notes offering significantly improves our financial flexibility, allowing us to continue to build on our long-term strategy.”

About FTI Consulting

FTI is a leading global firm that organizations rely on for advice and solutions in the areas of forensic analysis, investigation, economic analysis, restructuring, due diligence, strategic communication, financial communication and technology when confronting the critical legal, financial and reputational issues that shape their futures. FTI delivers solutions every day through its network of nearly 2,000 professionals in offices in every major business center in the world.

Safe Harbor Statement

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

CONTACT:

Investors: Jack Dunn, President & CEO of FTI Consulting, Inc., +1-410-224-1483, or Gordon McCoun, FD, +1-212-850-5681, or Media: U.S.: Evan Goetz, FD, +1-212-850-5639